
Scandium International Mining Corp.
(British Columbia)
EMC Metals Australia Pty. Ltd.
80%
(Australia)
EMC Metals USA Inc.
100%
(Nevada)
Scandium International Mining Corp., Norway AS
100%
(Norway)